Exhibit 23.3

KELLER & COMPANY, INC.

FINANCIAL INSTITUTION CONSULTANTS

555 METRO PLACE NORTH

SUITE 524

DUBLIN, OHIO 43017

(614) 766-1426

(614) 766-1459 FAX

June 10, 2004

Re:	Valuation Appraisal of SI Financial Group, Inc.

Savings Institute Bank and Trust Company

Willimantic, Connecticut

We hereby consent to the use of our firm’s name in the Form S-1 and in the Form MHC-2 of SI Financial Group, Inc., to the reference to our firm under the heading “Experts” in the prospectus, and to the inclusion of our opinion regarding the valuation of SI Financial Group, Inc., provided in our Valuation Appraisal Report and any Valuation Updates, in the Form S-1 to be filed by with the Securities and Exchange Commission and the Form MHC-2 to be filed with the Office of Thrift Supervision and any amendments thereto.

Very truly yours,

KELLER & COMPANY, INC.

by:	/s/ Michael R. Keller
Michael R. Keller President